EXHIBIT 99.1

Allied American Steel Corp. Announces FINRA Approval of New Name, Trading Symbol and 18-for-1 Forward Stock Split

May 16, 2011 – Allied American Steel Corp. (OTCBB: AAST) today announced that FINRA approved the Company’s previously reported name change from Royal Union Holding Corporation to Allied American Steel Corp., a trading symbol change from “RUHC” to “AAST,” and an eighteen-for one (18:1) forward stock split of the Company’s common stock in the form of a dividend. The name change and symbol change became effective on the OTC Bulletin Board and OTC Markets as of the opening of business on May 16, 2011.  The forward stock split will become effective for trading purposes prior to the opening of business on May 20, 2011.

As a result of the forward stock split, shareholders of record at the close of business on May 19, 2011 will receive seventeen (17) additional shares of common stock for every common share held by them, and the total number of shares outstanding will be increased from 8,525,000 shares to 153,450,000 shares.

The name and symbol changes together with the forward stock split are part of the Company’s corporate restructuring under which the Company intends to engage in the exploration, discovery and production of iron ore resources including titanium dioxide resources which are often associated with iron ore deposits.

About Allied American Steel Corp.

The Company is a shell corporation and is not currently engaged in any active business. More information about the Company may be found at: www.sec.gov.

Forward-Looking Statements
Statements in this press release that are not historical facts are "forward-looking statements." Such statements may be identified by the use of words such as "anticipate," "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to the risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings."  Except as otherwise required by law, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained in this news release to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact Information:
Jes Black, President
600 Grant, Suite 660
Pittsburgh, PA 15219
(412) 223-2663